Exhibit 99.1

For immediate release:                 For more information, contact:
February 4, 2004                       Donald L. Correll, President and CEO
                                       Pennichuck Corporation
                                       603-882-5191

                    PENNICHUCK SEEKS DECLARATORY JUDGMENT
                            ON EMINENT DOMAIN LAW
   Asks Court to Intervene to Halt City of Nashua's Costly Delaying Tactics

NASHUA, N.H. (February 4, 2004) - Pennichuck Corporation (NASDAQ: PNNW) today announced it has filed a petition for declaratory judgment in Hillsborough County Superior Court that seeks judicial review of and equal rights under New Hampshire law governing municipal takeover of utilities by eminent domain.

The petition asks the court to intervene to end the limbo in which Pennichuck finds itself because of the city of Nashua's failure to act for more than a year after a referendum vote purporting to authorize the city to pursue taking Pennichuck's assets by eminent domain. The petition also cites the fact that Nashua's behavior has caused and continues to cause substantial financial damage to Pennichuck, and is hindering the company's ability to pursue new business opportunities.

The petition states that Nashua has neither filed any petition for eminent domain at the Public Utilities Commission (PUC), nor said publicly that it has abandoned that intention. As a result, Pennichuck has been unable to pursue aggressively opportunities for the purchase and operation of other water systems in New Hampshire, and the company continues daily to incur substantial expenses associated with the threatened taking of its assets.

"In effect, the city of Nashua has attempted to reap the control benefits of the eminent domain law without assuming any of the financial and operational obligations," said Donald L. Correll, Pennichuck president and chief executive officer. "We are now asking the court to issue a declaratory judgment in our favor that will allow us to protect the rights and interests of our customers, shareholders and employees, and to plan for the future growth of our business."


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In its petition, Pennichuck is asking the court to consider the following four counts:

      * The state utility municipalization law deprives Pennichuck of equal protection with respect to the company's fundamental private property ownership rights because it fails to provide for superior court review of any PUC finding;

      * The law deprives Pennichuck of its private property ownership rights and its right to engage in commerce because it provides the city of Nashua with the option to delay petitioning the PUC for an unlimited time, and the option to decide not to proceed after a price is set for Pennichuck's assets;

      * The period for Nashua to file its petition with the PUC has expired without the city having taken any action;

      * Nashua's efforts to take Pennichuck by eminent domain are unlawful because the city is seeking to take property not needed to provide water service within Nashua.

The petition asks the court to expedite its judgment, given the magnitude of the matters at stake.

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About Pennichuck Corporation

Pennichuck Corporation is a holding company located in Nashua, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol "PNNW." More information about Pennichuck is available at www.pennichuck.com.


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